Exhibit 5.2

[Sullivan & Cromwell LLP Letterhead]

30 December 2011

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Dear Sirs:

In connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) under the senior debt indenture dated 16 September 2004 (the “Indenture”) between Barclays Bank PLC, as issuer, (the “Company”) and The Bank of New York Mellon, as trustee, we, as English special counsel to the Company, have examined:

A.                                  a copy of the articles of association of the Company;

B.                                    an extract from the minutes of a meeting of the board of directors of the Company held on 14 April, 1994 which established the Fund Raising Committee of the board of directors (the “Committee”);

C.                                    a copy of the minutes of the Committee for meetings held on (i) September 16, 2004 approving the establishment of a Medium-Term Notes, Series A program, with  the notes issued thereunder to be governed by the Indenture, and (ii) July 29, 2010 approving the issue of the Notes subject to approval of the Notes by any Authorised Officer named therein (an “Authorised Officer”) or by an authorised delegatee of an Authorised Officer;

D.                                   a certificate of an authorised officer of the Company dated 2 December

2011 and e-mails from Authorised Officers or authorised delegatees of Authorised Officers approving the issue of the Notes dated 28 December 2011, 29 December 2011 and 30 December 2011 (together, the “Certificates”); and

such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

A.                                    Due Formation and Authority of the Company

For the purposes of this opinion, we have made the following searches and enquiries:

(a)                                  a search against the entries and filings shown in respect of the Company on the Companies House online service “Companies House Direct” at 1050 hours on 30 December 2011;

(b)                                 a telephone enquiry of the Central Registry of Winding-up Petitions made at 1049 hours on 30 December 2011; and

(c)                                  an online search of the register of authorised persons under the FSMA at 1145 hours on 30 December 2011.

Upon the basis of the examination, searches and enquiries described above (the “Searches”) it is our opinion that:

(1)                                  The Company is a company limited by shares validly incorporated and in existence in England.

(2)                                  The issue of the Notes has been duly authorised and executed by or on behalf of the Company.

(3)                                  The issue of the Notes is in compliance with applicable English law.

For the purposes of giving the opinions expressed in paragraphs (1) to (3) above we have, with your consent, made the assumptions set out in section B below.  The opinions set forth in this section A are qualified as set forth in section C below.

B.                                    Assumptions

For the purpose of giving the opinion we have, with your consent, assumed, without independent verification that:

(a)                                  all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures, stamps and seals thereon or on the original thereof;

(b)                                 the Certificates are accurate and complete as of the date of this opinion;

(c)                                  the minutes and other corporate documents are a true and complete record of the proceedings described therein and the resolutions set out in the minutes remain in full force and effect without modification;

(d)                                 any person required to obtain any consent or authorisation in any jurisdiction other than England in connection with the issue of the Notes has obtained such consent or authorisation;

(e)                                  there has been no alteration in the status of the Company as revealed by the Searches;

(f)                                    no law of any jurisdiction outside England would render the issue of the Notes illegal or ineffective; and

(g)                                 the Committee in resolving to issue the Notes has acted in good faith to promote the success and interests of the Company for the benefit of its members and in accordance with any other duty.

C.                                    Qualifications

1                                          The searches on Companies House Direct referred to in section A above are not conclusively capable of revealing whether or not:

(i)                                     a winding up order has been made in respect of the Company; or

(ii)                                  an administration order has been made in respect of the Company; or

(iii)                               a receiver, administrative receiver or liquidator has been appointed in respect of the Company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the electronic records of the Company immediately.

2                                          The enquiries with the Central Registry of Winding-Up Petitions referred to in section A above relate only to a compulsory winding up and are not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

*****

The foregoing opinion is limited to English law as at the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In particular, we express no opinion on European Community law as it affects any jurisdiction other than England, on matters of federal law of the United States, or on the laws of New York or any other State of the United States.  No opinion is expressed on matters of fact.  This opinion is governed by, and shall be construed in accordance with, English law. The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the federal laws of the United States and the laws of the State of New York relevant to the foregoing opinion.

This opinion is provided in connection with the issue of the Notes and is not to be used for any other purpose.  We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Company’s registration statement  (the “Registration Statement”) filed with the United States Securities and Exchange Commission on Form F-3 ASR (File No. 333-169119) under the United States Securities Act of 1933, as amended (the “Act”).  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Issue

$4,205,000 Barrier Notes Linked to the Performance of Brent Crude (futures contract) due June 27, 2013	December 30, 2011

$2,501,000 Buffered Return Enhanced Notes Linked to the Performance of Gold due January 9, 2013	December 30, 2011

$1,934,000 Buffered Super Track Notes due July 1, 2013 (Linked to the Performance of the S&P 500® Index)	December 30, 2011

$2,750,000 Super Track Notes due June 30, 2015 (Linked to the Performance of the S&P 500® Index)	December 30, 2011

$2,150,000 Super Track Notes due January 7, 2015 (Linked to the Performance of the iShares MSCI EAFE Index Fund)	December 30, 2011

$1,234,000 Buffered iSuper TrackSM Notes due December 30, 2013 (Linked to the Performance of the iShares Dow-Jones U.S. Real Estate Index Fund)	December 30, 2011

$3,250,000 Step-Up Fixed Rate Callable Notes due December 30, 2019	December 30, 2011

$4,000,000 Capped and Floored Floating Rate Notes due December 30, 2014	December 30, 2011

$1,836,000 Floored Fixed-To-Floating Rate Notes due December 30, 2014	December 30, 2011

$585,000 4.75% Fixed Rate Notes due December 30, 2023	December 30, 2011

$572,000 4.50% Fixed Rate Notes due December 30, 2021	December 30, 2011

$2,124,000 3.50% Fixed Rate Notes due December 30, 2016	December 30, 2011

$1,896,000 4.25% Fixed Rate Notes due December 30, 2019	December 30, 2011

$2,280,000 3.25% Fixed Rate Notes due December 30, 2015	December 30, 2011

$2,322,000 5.00% Callable Fixed Rate Notes due December 30, 2027	December 30, 2011

$1,000,000 Annual Reset Coupon Buffered Notes due December 31, 2014 Linked to the S&P 500® Index	December 30, 2011

$1,300,000 Annual Reset Coupon Buffered Notes due December 30, 2016 Linked to the S&P 500® Index	December 30, 2011

$200,000 12% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of eBay Inc.)	December 30, 2011

$100,000 14.50% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Noble Corporation)	December 30, 2011

$400,000 14.50% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of MetLife Inc.)	December 30, 2011

$500,000 15.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Cummins Inc.)	December 30, 2011

$600,000 11.50% Exchangeable Notes due March 30, 2012 (Linked to the Common Stock of MetLife, Inc.)	December 30, 2011

$100,000 14.50% Exchangeable Notes due March 30, 2012 (Linked to the Common Stock of Lululemon Athletica Inc.)	December 30, 2011

$500,000 20.00% Exchangeable Notes due March 30, 2012 (Linked to the Common Stock of Bank of America Corporation)	December 30, 2011

$100,000 14.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Silver Wheaton Corp.)	December 30, 2011

$100,000 15.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of New Gold Inc.)	December 30, 2011

$100,000 15.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Halliburton Company)	December 30, 2011

$100,000 11.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Caterpillar Inc.)	December 30, 2011

$500,000 19.00% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of Western Refining, Inc.)	December 30, 2011

$300,000 12.50% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of Citigroup Inc.)	December 30, 2011

$100,000 13.00% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of Baidu, Inc.)	December 30, 2011

$2,900,000 Buffered SuperTrackSM Digital Notes due December 31, 2013 Linked to the	December 30, 2011

Performance of the S&P 500® Index

$1,500,000 Buffered Digital Plus Notes due June 30, 2015 Linked to the Performance of the Dow Jones Industrial Average SM	December 30, 2011

$1,051,000 Notes linked to the Barclays Capital Voyager II DJ-UBSCISM Total Return Index due January 3, 2017	December 30, 2011